Exhibit 99.1

For Immediate Release

CPG International Appoints Interim CEO

October 4, 2007

CPG International Inc. (CPG), a leading manufacturer of premium, branded, low maintenance building products for both residential and commercial markets announced that its Chief Executive Officer, John Loyack, has decided to leave the Company in order to pursue other interests. His resignation will be effective immediately.

In a statement, AEA Investors LLC, CPG International’s principal shareholder, and CPG International’s Board of Directors thanked Mr. Loyack for his service: “John’s leadership as Chief Financial Officer, Chief Operating Officer and Chief Executive Officer has contributed to the growth and development of CPG International as an organization since his arrival in 2005. Under his guidance, the Company has executed two successful acquisitions, developed the systems necessary to be a public filer, and continued to grow both sales and profitability in a difficult housing environment. We thank John for his service and wish him the best in his future endeavors.”

A search for Mr. Loyack’s replacement is underway. Effective immediately, Glenn M. Fischer will become CPG International’s Interim CEO. Mr. Fischer, 57, has served on the Company’s Board of Directors since October 2005 and will continue to do so. Mr. Fischer is currently an Operating Partner with AEA Investors LLC, CPG’s principal investor, which he joined in 2005. Mr. Fischer currently serves on the boards of Henry Company, Pregis Corporation, and Burt’s Bees Inc. He also served as the Interim CEO of Pregis Corporation shortly after AEA Investors acquired the company from November 2005 to February 2006. From 2000 to 2005, Mr. Fischer was President and Chief Operating Officer of Airgas, Inc., the largest U.S. distributor of industrial, medical and specialty gases, welding, safety, and related products. Mr. Fischer joined Airgas after spending 19 years with The BOC Group in a wide range of positions leading to his appointment in 1997 as president of BOC Gases, North America. In addition to his responsibility for all North American operations, Mr. Fischer served on The BOC Group Executive Management Board. Prior to joining BOC in 1981, Mr. Fischer served at W.R. Grace in a variety of finance, planning, and management roles.

The Company will hold a conference call on October 4, 2007 at 1:30 PM Eastern Standard Time to discuss its announcement and related transition strategy. The call will be hosted by Scott Harrison, Chief Financial Officer and Glenn M. Fischer, Interim Chief Executive Officer. To access the conference call, dial (866) 315-3365 and enter Conference ID, 19638473. A replay of the call will be available for one week after the event by dialing (800) 642-1687 or (706) 645-9291 and entering Conference ID, 19638473.

About CPG International

Headquartered in Scranton, Pennsylvania, CPG International is a manufacturer of market-leading brands of highly engineered, premium, low-maintenance, building products for residential and commercial markets designed to replace wood, metal and other traditional materials in a variety of construction applications. The Company’s products are marketed under several brands including AZEK® Trim, AZEK® Deck, AZEK® Mouldings, Santana Products, Comtec Industries, Capitol, EverTuff™, TuffTec™, Hiny Hider® and Celtec®, as well as many other brands. For additional information on CPG please visit our web site at www.cpgint.com.